Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

a.Registration Statement (Form S-8 No. 333-257707) pertaining to the Amended & Restated 2016 Equity Incentive Plan, 2021 Incentive Award Plan and the 2021 Employee Stock Purchase Plan of EverCommerce Inc.

b.Registration Statement (Form S-8 No. 333-268321) pertaining to the 2021 Incentive Award Plan, 2021 Employee Stock Purchase Plan, and 2008 Equity Incentive Plan of EverCommerce Inc. (formerly known as PaySimple, Inc.)

of our report dated March 15, 2023, with respect to the consolidated financial statements of EverCommerce Inc. included in this Annual Report on Form 10-K of EverCommerce Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Denver, Colorado
March 15, 2023